Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harley-Davidson, Inc. 2009 Incentive Stock Plan of our reports dated February 23, 2010, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Harley-Davidson, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, WI

May 5, 2010